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                                                                   EXHIBIT 99.29

                       SUPPLEMENT TO AMENDED AND RESTATED
                       MASTER SECURITIES PLEDGE AGREEMENT


This is a Supplement made as of May 31, 2001 to the amended and restated securities pledge agreement made as of June 7, 1999 by certain persons to Canadian Imperial Bank of Commerce, as Administrative Agent (the "Pledge Agreement"). The provisions of the Pledge Agreement shall apply, mutatis mutandis, to this Supplement. Capitalized terms used but not otherwise defined in this Supplement have the meanings specified in the Pledge Agreement.

For valuable consideration, each of the undersigned (each a "New Pledgor") severally (and not jointly, or jointly and severally) agrees with the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, as follows:

1. Each New Pledgor acknowledges that it has received and reviewed a copy of the Pledge Agreement and the Credit Documents in existence on the date of this Supplement, and confirms that it is executing and delivering this Supplement to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, pursuant to Section 21 of the Pledge Agreement.

2. Effective from and after the date this Supplement is executed and delivered to the Administrative Agent by any New Pledgor (and irrespective of whether this Supplement has been executed and delivered by any other person), such New Pledgor is, and shall be deemed for all purposes to be, a Pledgor under the Pledge Agreement with the same force and effect, and subject to the same agreements, representations, guarantees, indemnities, liabilities and obligations, as if such New Pledgor was, effective as of the date of this Supplement, an original signatory to the Pledge Agreement as a Pledgor. In furtherance of the foregoing, each New Pledgor severally (and not jointly, or jointly and severally) as security for the payment and performance of the Obligations of such New Pledgor (including any Obligations that would become due but for any automatic stay under the provisions of the Bankruptcy and Insolvency Act (Canada), the United States Bankruptcy Code or any analogous provisions of any other applicable law in Canada, the United States of America or any other jurisdiction) hereby assigns and pledges to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and grants to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, a continuing security interest in, the Pledged Collateral of such New Pledgor.

3. Upon this Supplement bearing the signature of any person claiming to have authority to bind a New Pledgor coming into the hands of the Administrative Agent, and irrespective of whether this Supplement or the Pledge Agreement has been executed by any other person, this Supplement will be deemed to be finally and irrevocably executed and delivered by, and be effective and binding on, and enforceable against, such New Pledgor free from any promise or condition affecting or limiting the obligations of such New Pledgor and such New Pledgor shall be, and shall be deemed for all purposes to be, a Pledgor under the Pledge Agreement. No statement, representation, agreement or promise by any officer, employee or

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agent of the Administrative Agent or any Lender forms any part of this
Supplement or the Pledge Agreement or has induced the making of this Supplement or the Pledge Agreement by any New Pledgor or in any way affects any of the Obligations of any New Pledgor.

IN WITNESS OF WHICH this Supplement has been duly executed and delivered by each New Pledgor as of the date indicated on the first page of this Supplement.


                               3055851 NOVA SCOTIA COMPANY


                               By:  _____________________________
                               Name:
                               Title:


                               3055852 NOVA SCOTIA COMPANY


                               By:  _____________________________
                               Name:
                               Title: